UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 14, 2005
Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On July 14, 2005, the Company released its earnings for the second quarter 2005 ended June 25, 2005. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Weis Markets, Inc. July 14, 2005 press release announcing its second quarter 2005 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: July 18, 2005

By:  /s/ William R. Mills
 William R. Mills
Senior Vice President and Treasurer/CFO

EXHIBIT INDEX

Exhibit No.                                                                             Description

  99.1            Weis Markets, Inc. July 14, 2005 press release announcing its second quarter 2005 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	July 14, 2005
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS REPORTS INCREASES IN 2nd QTR SALES, COMPARABLE STORE SALES AND EARNINGS PER SHARE

(SUNBURY, PA) – Weis Markets, Inc. (NYSE:WMK) today reported its second quarter sales for the thirteen-week period ending June 25, 2005, increased 2.8% to $535.7 million while its net income increased 7.2% as compared to the same period a year ago. The Company's second quarter diluted earnings per share increased 8.0% to $.54 per share and comparable store sales for the period increased 2.5%.

Year-to-date, the Company's sales increased 4.2% to $1.1 billion while net income increased 5.1% to $31.4 million. Year-to-date diluted earnings per share increased 5.5% to $1.16 per share and the Company's comparable store sales over the 26-week period ending June 25, 2005, increased 4.2%.

The Company continues to see improvements in a number of areas. Its promotional programs have been sustained and cost effective. In addition, the Company's supply chain and store level execution have been consistent. Despite competitive activity in virtually all of its markets, the Company's sales continue to increase in perishable departments and key center store categories.

The Company said it continues to see significant increases for the cost of fuel and associate healthcare benefits. It also continues to see exorbitant increases in its credit and debit interchange fees. Over the past ten years, the Company's interchange fees have increased 582.0% due to substantial rate increases and higher customer usage.

In the second quarter, at the Company's annual meeting of shareholders, Weis Markets' Chairman Robert F. Weis announced the Company's plans to invest $109.4 million in its capital expansion program.

Weis Markets, Inc. is a Mid-Atlantic supermarket company operating 157 stores in six states: Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia. The Company also owns and operates SuperPetz, a pet supply superstore chain with 32 locations in eleven states.

In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc. and Subsidiaries
Comparative Summary of Unaudited Sales & Earnings
Second Quarter - 2005
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	June 25, 2005	June 26, 2004	(Decrease)
Net Sales	$535,734,000	$521,374,000	2.8%
Income Before Taxes	23,142,000	21,641,000	6.9%
Provision for Income Taxes	8,517,000	7,997,000	6.5%
Net Income	$14,625,000	$13,644,000	7.2%

Weighted-Average
Shares Outstanding	27,038,000	27,121,000	(83,000)
Basic and Diluted
Earnings Per Share	$0.54	$0.50	$0.04

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	June 25, 2005	June 26, 2004	(Decrease)
Net Sales	$1,085,446,000	$1,042,043,000	4.2%
Income Before Taxes	50,022,000	47,678,000	4.9%
Provision for Income Taxes	18,632,000	17,799,000	4.7%
Net Income	$31,390,000	$29,879,000	5.1%

Weighted-Average
Shares Outstanding	27,038,000	27,130,000	(92,000)
Basic and Diluted
Earnings Per Share	$1.16	$1.10	$0.06